UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SANGAMO BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO BIOSCIENCES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 6, 2005
To the Stockholders of Sangamo Biosciences, Inc.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), will be held on Monday, June 6, 2005, at 9:00 a.m. Pacific time at 501 Canal Blvd, Suite A100, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2006 or until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of Sangamo for the fiscal year ending December 31, 2005, and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
      Only stockholders of record at the close of business on April 11, 2005 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo.
      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ Edward O. Lanphier II

Edward O. Lanphier II
President and Chief Executive Officer
Richmond, California
April 28, 2005
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFERENCE THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 3 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.
501 Canal Blvd, Suite A100
Richmond, California 94804
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2005
General
      The enclosed Proxy (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), for use at the Annual Meeting of Stockholders to be held on June 6, 2005 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. at 501 Canal Blvd, Suite A100 Richmond, California 94804. These Proxy solicitation materials were mailed on or about May 2, 2005, to all stockholders entitled to vote at the Annual Meeting.
Voting
      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 11, 2005, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 25,377,071 shares of Sangamo’s Common Stock, par value $0.01 (“Common Stock”), were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 11, 2005. Stockholders may not cumulate votes in the election of directors.
      Holders of a majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes are shares held of record by stock brokerage firms which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to those matters as to which the brokerage firms may not vote on a discretionary basis. In the election of directors (Proposal No. 1), the seven nominees receiving the highest number of affirmative votes will be elected. Proposal No. 2 requires the approval of the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote. Abstentions will have no effect on Proposal No. 1 but will be counted in the tabulation of the votes cast on Proposal No. 2 and will have the same effect as negative votes on that proposal. Broker non-votes are not entitled to vote at the Annual Meeting and will not be counted for purposes of determining whether a proposal has been approved. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Recommendations of the Board of Directors
      The Company’s Board of Directors (the “Board of Directors” or the “Board”) recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2005 (Proposal No. 2).

Voting by Mail, via the Internet or by Telephone
      Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, such proxies will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the Company’s fiscal year ended December 31, 2005 (Proposal No. 2) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.
      If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for available and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.
Solicitation
      Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of the Sangamo. No additional compensation will be paid to these individuals for any such services.
Deadline for Receipt of Stockholder Proposals
      Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2006 must be received no later than January 3, 2006, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2006 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Sangamo receives notice of such proposal not later than February 1, 2006.
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE:
ELECTION OF DIRECTORS
General
      At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. Six of the nominees are current Board Members. Dr. Steven Mento, whom the Board of Directors intends to appoint in May 2005, is the seventh person nominated. Dr. Mento was recommended by a non-employee director.

      The seven director nominees receiving the highest number of affirmative votes will be elected. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the proxies received by them FOR the nominee named below.
Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2006
      Edward O. Lanphier II the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo’s inception. Mr. Lanphier has approximately twenty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. Mr. Lanphier is a member of the Biotechnology Industry Organization (BIO) Emerging Companies Section and serves on the board of directors of the Biotechnology Institute. He is also a director of Cengent Pharmaceuticals, Inc. Mr. Lanphier holds a B.A. in biochemistry from Knox College.
      William G. Gerber, M.D. has served as a member of our Board of Directors since June 1997. Dr. Gerber is currently a partner at Bay City Capital, a life sciences investment fund management firm. From September 1999 until its merger into Nanogen, Inc. in December 2004, Dr. Gerber was President, Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, where he was President of the Chiron Diagnostics business unit after Chiron’s merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in November 1988. Dr. Gerber earned his B.S. and M.D. degrees from the University of California, San Francisco School of Medicine.
      Jon E. M. Jacoby has served as a member of our Board of Directors since April 2000. Mr. Jacoby is a director and a Vice-Chairman of Stephens Group, Inc. He is also a Vice-Chairman of Stephens, Inc., an affiliate of Stephens Group, Inc., where he has been employed since 1963. Mr. Jacoby also serves on the board of directors of Delta and Pine Land Company, Conn’s Inc., Eden Biosciences, Inc. and Power-One, Inc., as well as on the boards of several privately held companies. He received his B.S. degree in geology from the University of Notre Dame and his M.B.A. from Harvard Business School.
      John W. Larson has served as a member of our Board of Directors since January 1996. Mr. Larson is currently a partner at the law firm of Morgan, Lewis & Bockius LLP. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck) from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of several privately held companies. Mr. Larson holds an L.L.B. and a B.A., with distinction, in economics, from Stanford University.
      Margaret A. Liu, M.D. has served as a member of our Board of Directors since March 2005. Dr. Liu is currently a Visiting Professor at the Karolinska Institutet in Stockholm and Vice-Chairman of the Board of Transgène in Strasbourg. From 2000 to 2002 Dr. Liu was the Senior Advisor in Vaccinology for the Bill and Melinda Gates Foundation. From 1997 to 2000 she was Vice President of Vaccines Research and Gene

Therapy at Chiron Corporation. She joined Merck Research Laboratories in 1988 and in 1994 became Senior Director in the Department of Virus and Cell Biology. Dr. Liu serves on the editorial or advisory boards of various scientific journals and has been elected a member of the American Society for Clinical Investigation and a Fellow of the Molecular Medicine Society. In 2002, Discover magazine named her one of “The 50 Most Important Women Scientists”. Dr. Liu earned her B.A. in Chemistry, Summa Cum Laude, from Colorado College and an M.D. from Harvard Medical School. In 2002, she was awarded an honorary Doctorate of Science from Colorado College and has received numerous honorary lectureships.
      Steven J. Mento, Ph.D. is a new director nominee, having no previous relationship with Sangamo. He is President, Chief Executive Officer and a member of the Board of Directors of Idun Pharmaceuticals. He has held these positions since August of 1997. From 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until August of 1997. As President, Dr. Mento had overall responsibility for gene therapy research, product development, QA/ QC, GMP manufacturing as well as general administration functions at Chiron Viagene. Dr. Mento holds Bachelor of Arts, Master of Science, and Ph.D. degrees in microbiology from Rutgers University. He did his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento currently serves on the Boards of BIOCOM (Co-Chair of Workforce Development Committee), BIO (Co-Chair of Capital Formation Committee), BIO ECS Governing Body, Grannus BioSciences, UCSD-Division of Biological Sciences Board of Advisors, SDSU BioScience Center Scientific Advisory Board, and UCSD Bannister Family House.
      Michael C. Wood has served as a member of our Board of Directors since our inception. Mr. Wood was founder, CEO and President of LeapFrog Enterprises, Inc., an educational company from January 1995 through March 2004. Mr. Wood has 15 years of experience in the corporate legal representation of high technology firms and venture capital partnerships. From 1991 through 1994, he was a partner of the emerging technology companies group at Cooley Godward LLP. From 1979 to 1991, Mr. Wood practiced corporate law in the high technology practice of Crosby Heafy Roach & May. Mr. Wood received a J.D. from the Hastings College of Law, an M.B.A. from the University of California, Berkeley and his B.A. in political science from Stanford University.
Board Independence
      The Board of Directors has determined that each of its current and nominated directors, except the Chief Executive Officer, is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards.
Board Committees and Meetings
      The Board of Directors held five meetings during the fiscal year ended December 31, 2004 (the “2004 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted a written charter for each of these committees. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2004 Fiscal Year.
Audit Committee
      The Audit Committee currently consists of three directors: Mr. Jacoby, Dr. Gerber and Mr. Wood, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards and SEC rules. Dr. Rutter served on the Audit Committee during the 2004 and retired in March

2005 and Dr. Gerber was appointed to the Audit Committee in March 2005. The Board of Directors has determined that Mr. Jacoby is an “audit committee financial expert” as defined in SEC rules. The Audit Committee held five meetings during the 2004 Fiscal Year.
      The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with and evaluates the performance of the independent auditors, including determining whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent auditors.
      The Audit Committee Report is included herein on page 20.
Compensation Committee
      The Compensation Committee currently consists of three directors: Dr. Gerber and Messrs. Jacoby and Larson, each of whom is independent within the meaning of the NASDAQ Stock Market Inc. director independence standards. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, makes recommendations to the Board of Directors regarding such matters and performs other duties as may from time to time be determined by the Board. A subcommittee of the Compensation Committee, consisting of Dr. Gerber and Mr. Jacoby, administers the Company’s stock plans and makes all grants and awards thereunder. The Compensation Committee held two meetings during the 2004 Fiscal Year.
      The Compensation Committee Report is included herein on page 18.
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee of the Board of Directors are Dr. Gerber and Messrs. Larson and Jacoby. None of our Compensation Committee members has been an officer or employee of Sangamo at any time. Mr. Larson is a partner at Morgan, Lewis & Bockius LLP, our legal counsel. None of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consists of Dr. Gerber and Messrs. Larson and Wood, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards.
      The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees; and develops and recommends governance principles applicable to us. The Nominating and Corporate Governance Committee was established in March 2004. The Charter of the Nominating and Corporate Governance Committee is not available on our website, but was attached to our proxy statement filed with the SEC on April 29, 2004.
      The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance

Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to:

Investor Relations
Sangamo BioSciences, Inc.
501 Canal Blvd., Suite A100
Richmond, CA 94804
Director Qualifications
      The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committeee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, or other expertise.
Identification and Evaluation of Nominees for Directors
      The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.
Annual Meeting Attendance
      Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Two directors attended the 2004 annual meeting of stockholders.
Communications with the Board of Directors
      Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Suite A100, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.
Code of Ethics
      The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. We will provide a copy of the Code of Ethics upon request made in writing to Sangamo BioSciences, Inc., Attention: Investor Relations, 501 Canal Boulevard, Suite A100, Richmond, California 94804. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor, on our website at www.sangamo.com, on the Investor Relations page.
Director Compensation
      We currently do not provide any cash meeting or retainer fees to any non-employee member of the Board, and directors who are also Sangamo employees do not receive additional compensation for serving as a member of the Board. However, we reimburse our Board members for expenses incurred in connection with their attendance at meetings and other customary expenses.
      Under the Automatic Option Grant Program in effect under the Sangamo 2004 Stock Incentive Plan (the “2004 Plan”), each new non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of Common Stock, provided such person has not previously been in Sangamo’s employ. In addition, on the date of each annual stockholders’ meeting, each individual who has served as a director for the previous six months and who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 10,000 shares of Common Stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by Sangamo, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant vest in monthly installments upon completion of each month of Board service over a designated period. For the initial grant, the designated period is three years, and it is one year in the case of an annual grant. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while a Board member, (ii) an acquisition of Sangamo by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of Sangamo’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.
      Pursuant to the Automatic Option Grant Program under the 2004 Plan, Dr. Gerber, Mr. Jacoby, Mr. Larson, Dr. Rutter and Mr. Wood each received an option to purchase 10,000 shares of Common Stock with an exercise price per share of $5.66 at the 2004 Annual Meeting. In addition, each will receive an option to purchase 10,000 shares of Common Stock with an exercise price equal to the fair market value on the date of the 2005 Annual Meeting.
      Ms. Liu received an option to purchase 50,000 share of Common Stock with an exercise price per of share of $5.19 on March 4, 2005, the date of her appointment to the Board. Dr. Mento will also receive an option to purchase 50,000 shares with an exercise price equal to the fair market value on the date of his appointment to the Board, which is expected in May 2005.
Recommendation of the Board of Directors
      The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.
PROPOSAL TWO:
RATIFICATION OF INDEPENDENT AUDITORS
      The Board of Directors appointed the firm of Ernst & Young LLP, independent public auditors for Sangamo during the 2004 Fiscal Year, to serve in the same capacity for the year ending December 31, 2005, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.
      In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.
      A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Independent Public Accountants

Audit Fees
      The aggregate fees billed in connection with the audit by Ernst & Young LLP of Sangamo’s 2004 and 2003 annual financial statements, the review of financial statements in Sangamo’s Forms 10-Q filed in 2004 and 2003 and consultations on matters addressed during our audit and review work during 2004 and 2003 amounted to $402,866 and $209,055, respectively.

Tax Fees
      The aggregate fees billed in connection with tax compliance, tax advice and tax planning services performed by Ernst & Young, LLP during 2004 and 2003 were $6,900 and $33,200, respectively.

All Other Fees
      Other than the above-noted professional services performed by Ernst & Young, LLP, there were no additional fees billed for services rendered during 2004 and 2003.
      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
      Under its charter, the Audit Committee must pre-approve all engagements of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.
      The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young, LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young, LLP for non-audit services. Under the policy, management may use Ernst & Young, LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtain the Audit Committee’s approval before such services are rendered.
Recommendation of the Board of Directors
      The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as Sangamo’s independent auditors for the fiscal year ending December 31, 2005.

OTHER MATTERS
      Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.
MANAGEMENT
Executive Officers and Directors
      The following table sets forth information regarding our executive officers and directors as of March 15, 2005:

Name	Age	Position

Edward O. Lanphier II	48	President, Chief Executive Officer and Director
Dale G. Ando, M.D.	50	Vice President, Therapeutic Development and Chief Medical Officer
David G. Ichikawa	52	Senior Vice President, Business Development
Gregory S. Zante	34	Senior Director, Finance and Administration (Principal Financial and Accounting Officer)
William G. Gerber, M.D.	57	Director
Jon E. M. Jacoby	65	Director
John W. Larson	69	Director
Margaret A. Liu, M.D.	48	Director
Steven J. Mento, Ph.D.	53	New Director Nominee
Michael C. Wood	51	Director
      Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of the Board of Directors since Sangamo’s inception. Mr. Lanphier has approximately twenty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning-biotechnology group. Mr. Lanphier is a member of the Biotechnology Industry Organization (BIO) Emerging Companies Section and the BIO board of directors. He is also a director of Cengent Pharmaceuticals, Inc. and Cell ExSys, Inc. Mr. Lanphier holds a B.A. in biochemistry from Knox College.
      Dale G. Ando, M.D. has served as Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies most recently as Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/ II trials of chimaeric T-cell receptor products in HIV and cancer. Prior to joining Cell Genesys in 1997, Dr. Ando spent six years at Chiron Corporation as director of clinical gene therapy and three years at Cetus Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and Internal Medicine training at the University of Michigan and a B.S. in Chemistry

from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in Rheumatology.
      David G. Ichikawa has served as Senior Vice President, Business Development since December 2004. Prior to joining Sangamo, Mr. Ichikawa was most recently Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. While at Sagres he negotiated a major collaboration with Boehringer Ingelheim, the strategic acquisition of MemRx Corporation and played a critical role in the acquisition of Sagres by Chiron Corporation. Prior to Sagres Discovery, David held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance. Mr. Ichikawa earned his M.B.A. degree from the University of California at Berkeley and a B.S. degree from the University of California at Davis.
      Gregory S. Zante, CPA, has served as Senior Director, Finance and Administration since August 2003. Prior to joining Sangamo, Mr. Zante was Director, Finance and Administration of Calyx Therapeutics, Inc. a privately held pharmaceutical discovery and development company, from December 2001. From October 1993 until December 2001, Mr. Zante held senior financial managerial positions in several companies including Matrix Pharmaceuticals, Inc. He was employed by Ernst & Young LLP as a Senior Staff Accountant from October 1993 until November 1995. Mr. Zante holds a B.A. in business economics and managerial accounting from the University of California, Los Angeles and is a Certified Public Accountant in the state of California.
      William G. Gerber, M.D. has served as a member of our Board of Directors since June 1997. Dr. Gerber is currently a partner at Bay City Capital, a life sciences investment fund management firm. From September 1999 until its merger into Nanogen, Inc. in December 2004, Dr. Gerber was President, Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, where he was President of the Chiron Diagnostics business unit after Chiron’s merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in November 1988. Dr. Gerber earned his B.S. and M.D. degrees from the University of California, San Francisco School of Medicine.
      Jon E. M. Jacoby has served as a member of our Board of Directors since April 2000. Mr. Jacoby is a director and a Vice-Chairman of Stephens Group, Inc. He is also a Vice-Chairman of Stephens, Inc., an affiliate of Stephens Group, Inc., where he has been employed since 1963. Mr. Jacoby also serves on the board of directors of Delta and Pine Land Company, Conn’s Inc., Eden Biosciences, Inc. and Power-One, Inc., as well as on the boards of several privately held companies. He received his B.S. degree in geology from the University of Notre Dame and his M.B.A. from Harvard Business School.
      John W. Larson has served as a member of our Board of Directors since January 1996. Mr. Larson is currently a partner at the law firm of Morgan, Lewis & Bockius LLP. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck) from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of several privately held companies. Mr. Larson holds an L.L.B. and a B.A., with distinction, in economics, from Stanford University.
      Margaret A. Liu, M.D. has served as a member of our Board of Directors since March 2005. Dr. Liu is currently a Visiting Professor at the Karolinska Institutet in Stockholm and Vice-Chairman of the Board of Transgène in Strasbourg. From 2000 to 2002 Dr. Liu was the Senior Advisor in Vaccinology for the Bill and Melinda Gates Foundation. From 1997 to 2000 she was Vice President of Vaccines Research and Gene Therapy at Chiron Corporation. She joined Merck Research Laboratories in 1988 and in 1994 became Senior Director in the Department of Virus and Cell Biology. Dr. Liu serves on the editorial or advisory boards of various scientific journals and has been elected a member of the American Society for Clinical Investigation and a Fellow of the Molecular Medicine Society. In 2002, Discover magazine named her one of “The 50 Most Important Women Scientists”. Dr. Liu earned her B.A. in Chemistry, Summa Cum Laude, from Colorado College and an M.D. from Harvard Medical School. In 2002, she was awarded an honorary Doctorate of Science from Colorado College and has received numerous honorary lectureships.
      Steven J. Mento, Ph.D. is President, Chief Executive Officer and a member of the Board of Directors of Idun Pharmaceuticals. He has held these positions since August of 1997. From 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until August of 1997. As President, Dr. Mento had overall responsibility for gene therapy research, product development, QA/ QC, GMP manufacturing as well as general administration functions at Chiron Viagene. Dr. Mento holds Bachelor of Arts, Master of Science, and Ph.D. degrees in microbiology from Rutgers University. He did his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento currently serves on the Boards of BIOCOM (Co-Chair of Workforce Development Committee), BIO (Co-Chair of Capital Formation Committee), BIO ECS Governing Body, Grannus BioSciences, UCSD-Division of Biological Sciences Board of Advisors, SDSU BioScience Center Scientific Advisory Board, and UCSD Bannister Family House.
      Michael C. Wood has served as a member of our Board of Directors since our inception. Mr. Wood was founder, CEO and President of LeapFrog Enterprises, Inc., an educational company from January 1995 through March 2004. Mr. Wood has 15 years of experience in the corporate legal representation of high technology firms and venture capital partnerships. From 1991 through 1994, he was a partner of the emerging technology companies group at Cooley Godward LLP. From 1979 to 1991, Mr. Wood practiced corporate law in the high technology practice of Crosby Heafy Roach & May. Mr. Wood received a J.D. from the Hastings College of Law, an M.B.A. from the University of California, Berkeley and his B.A. in political science from Stanford University

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of Common Stock as of March 15, 2005, by (i) all persons who are beneficial owners of five percent (5%) or more of Sangamo’s Common Stock, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Suite A100, Richmond, CA 94804. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, we believe the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

	Number of	Percentage
	Shares	of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Kopp Investment Advisors, LLC(1)	4,024,971	16.0%
7701 France Avenue South, Suite 500
Edina, MN 55435
Stephens Group, Inc.(2)	1,284,079	5.1%
111 Center Street
Little Rock, AR 72203
Edward O. Lanphier II(3)	3,252,992	12.6%
Peter Bluford(4)	174,625	*
Casey C. Case, Ph.D.(5)	288,941	1.1%
William G. Gerber, M.D.(6)	138,566	*
Jon E.M. Jacoby(7)	179,167	*
John W. Larson(8)	390,526	1.5%
Michael C. Wood(9)	1,305,666	5.1%
Dale G. Ando	0	*
David G. Ichikawa	0	*
Margaret A. Liu, M.D.(10)	2,777	*
Steven J. Mento, Ph.D.(11)	0	*
Gregory S. Zante(12)	10,000	*
All current directors and executive officers as a group (10 persons)(13)	11,194,779	42.7

*	Less than one percent.

(1)	According to a Schedule 13G/ A dated January 26, 2005, Kopp Investment Advisors, LLC had shared dispositive power over 2,923,971 shares, sole dispositive power over 1,000,000 shares, sole voting power over 3,327,564 shares and aggregate beneficial ownership over 4,024,971 shares. Kopp Holding Company and Kopp Holding Company LLC also reported aggregate beneficial ownership of 4,024,971 shares. The filing also stated that Kopp Holding Company LLC is controlled by Leroy C. Kopp through Kopp Holding Company. Mr. Kopp also reported sole voting and dispositive power over 526,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, LLC. for an aggregate of 4,449,971 shares.

(2)	According to a Schedule 13G/ A dated February 11, 2005, Stephens Group, Inc. reported sole voting power and sole dispositive power over 912,165 shares and shared voting power and shared dispositive power over 95,660 shares. Warren Stephens reported sole voting power and sole dispositive power over 132,606 shares and shared voting power and shared dispositive power over 1,1,151,473 shares. The number of shares of Sangamo BioSciences, Inc. common stock reported as beneficially owned by Stephens Group, Inc. and Warren Stephens includes shares owned by Stephens, Inc., the second tier subsidiary of Stephens Group, Inc., in discretionary accounts for clients, and the number of shares reported as beneficially owned by Warren Stephens also includes shares owned by certain other entities affiliated with Warren Stephens. Mr. Jacoby, a director of Sangamo BioSciences, Inc., was an executive vice president of Stephens Group, Inc. until October 1, 2003 and remains a director of Stephens Group, Inc.

(3)	Includes 425,000 shares of Common Stock issuable upon exercise of options within 60 days of March 15, 2005. Also includes 400,000 shares held by Mr. Lanphier’s children and 2,427,992 shares held in trust.

(4)	Mr. Bluford resigned his position as an officer on October 31, 2004. Includes 1,200 shares held by Mr. Bluford’s children.

(5)	Includes 121,208 shares of Common Stock issuable to Mr. Case upon exercise of options held by Mr. Case within 60 days of March 15, 2005.

(6)	Includes 39,166 shares of Common Stock issuable upon exercise of options held by Mr. Gerber within 60 days of March 15, 2005 and 99,400 shares held in trust.

(7)	Includes 89,166 shares of Common Stock issuable upon exercise of options held by Mr. Jacoby within 60 days of March 15, 2005, and 79,168 shares held jointly with Mr. Jacoby’s spouse and 10,500 shares held indirectly by a corporate entity that may be deemed to be beneficially owned by Mr. Jacoby.

(8)	Includes 39,166 shares of Common Stock issuable upon exercise of options held by Mr. Larson within 60 days of March 15, 2005, and 144,460 shares of Common Stock held indirectly in a 401(k) plan for the benefit of Mr. Larson.

(9)	Includes 39,166 shares of Common Stock issuable upon exercise of options held by Mr. Wood within 60 days of March 15, 2005.

(10)	Includes 2,777 shares of Common Stock issuable upon exercise of options held by Ms. Liu within 60 days of March 15, 2005.

(11)	Mr. Mento is a director nominee. Upon his appointment or election to the Board of Directors, Mr. Mento will be granted an option to purchase 50,000 shares of Sangamo Common Stock

(12)	Consists of 10,000 shares of Common Stock issuable upon exercise of options held by Mr. Zante within 60 days of March 15, 2005.

(13)	Includes 846,649 shares of Common Stock issuable upon exercise of options held by current Officers and Directors within 60 days of March 15, 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to Sangamo for the fiscal years ended December 31, 2004, 2003 and 2002 by Sangamo’s Chief Executive Officer and Sangamo’s three other executive officers whose salary and bonus for the 2004 Fiscal Year were in excess of $100,000 and who were serving as executive officers at the end of the 2004 Fiscal Year. No other executive officers that would have otherwise been includable in such table on the basis of salary and bonus earned for the 2004 Fiscal Year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “Named Officers”. No Long-term Compensation Awards were awarded to the Named Officers in the fiscal years ended December 31, 2004, 2003 and 2002.
SUMMARY COMPENSATION TABLE

		Annual Compensation		Securities
	Fiscal			Underlying	Other
Name and Principal Position	Year	Salary $	Bonus $	Options	Compensation $

Edward O. Lanphier II	2004	394,000	170,000	200,000	—
President and Chief Executive Officer	2003	375,000	150,000	—	—
	2002	360,000	150,000	—	25,000	(1)
Casey C. Case, Ph.D.	2004	210,000	25,000	20,000	—
Vice President, Research Operations	2003	200,000	50,000	20,000	—
	2002	190,000	50,000	30,000	—
Gregory S. Zante	2004	153,334	30,000	20,000	—
Senior Director, Finance & Administration	2003	49,503	10,000	40,000	—
	2002	—	—	—	—
Peter Bluford(2)	2004	190,366	25,000	—	41,333	(3)
Vice President, Corporate Development	2003	208,000	25,000	10,000	—
	2002	200,000	25,000	60,000	—

(1)	Other compensation for Mr. Lanphier consists of an insurance premium of $25,000 paid by Sangamo during the 2002 fiscal year on a split dollar life insurance policy of which he has the right to designate the beneficiary. Sangamo will be reimbursed for these insurance premiums out of the cash surrender value of the policy if the policy is surrendered during Mr. Lanphier’s lifetime or out of the proceeds paid under the policy upon his death. The face amount of the insurance policy is $2.0 million. The Company no longer pays any premiums on this policy.

(2)	Mr. Bluford resigned his position on October 31, 2004.

(3)	Consists of severance pay, including the cost of his COBRA coverage.

Option Grants
      The following table sets forth summary information regarding the option grants made to the Named Officers for the 2004 Fiscal Year. No stock appreciation rights were granted to the Named Officers during the 2004 Fiscal Year.
OPTION GRANTS TO NAMED OFFICERS IN 2004

						Potential Realizable
						Value at Assumed
	Number of	Percentage of				Annual Rates of Stock
	Securities	Total Options				Price Appreciation for
	Underlying	Granted to				Option Term $(6)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(1)	Fiscal 2004(2)	Per Share $(3)	Date		5%	10%

Edward O. Lanphier II	100,000	11%	6.39	4/22/14	(4)	401,864	1,018,401
Edward O. Lanphier II	100,000	11%	5.19	12/20/14	(5)	326,396	827,152
Casey C. Case, Ph.D.	20,000	2%	5.19	12/20/14	(5)	65,279	165,430
Gregory S. Zante	20,000	2%	5.19	12/20/14	(5)	65,279	165,430
Peter Bluford	—	—%	—	—		—	—

(1)	Each option will vest and become exercisable for 25 percent of the shares upon the optionee’s completion of one year of service measured from the grant date and vest and become exercisable for the balance of the shares in 36 successive equal monthly installments upon his or her completion of each additional month of service thereafter. However, the option will vest and become exercisable on an accelerated basis for all the option shares upon a merger or consolidation in which there is a change in ownership of securities possessing more than 50 percent of the total combined voting power of the Sangamo’s outstanding securities or a sale of substantially all of its assets, unless the option is assumed or replaced by the acquiring entity. Mr. Lanphier’s option will vest on such an accelerated basis, whether or not assumed or replaced by the acquiring entity. See “Employment Contracts, Termination of Employment and Change-in-Control Agreements”.

(2)	The percentage of total options was calculated based on options to purchase an aggregate of 951,050 shares of Common Stock granted to employees under the 2000 and 2004 Plans in 2004.

(3)	The exercise price per share is equal to the fair market value of Common Stock on the date of grant. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a sale and remittance procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sangamo, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4)	The grant date for the options was April 22, 2004.

(5)	The grant date for the options was December 20, 2004.

(6)	The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5 percent and 10 percent, compounded annually from the date the options were granted to their expiration date based on the fair market value of Common Stock on the date of grant. There can be no assurance provided to any executive officer or other holder of Sangamo’s securities that the actual stock price will appreciate over the ten-year option term at the assumed 5 percent or 10 percent levels or at any other level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants that were made to the Named Officers with an exercise price equal to the fair market value of the shares on the grant date.

Aggregated Option Exercises and Fiscal Year-End Values
      The following table provides information, with respect to the Named Officers, concerning the exercise of options during the 2004 Fiscal Year and unexercised options held by them at of the end of that fiscal year. None of the Named Officers exercised any stock appreciation rights during the 2004 Fiscal Year and no stock appreciation rights were held by the Named Officers at the end of the year.
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/ SAR VALUES

					Value of Unexercised
			Number of Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Shares		Fiscal Year-End		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise	Realized $(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward O. Lanphier II	—	—	400,000	200,000	2,332,000	81,000
Casey Case, Ph.D.	—	—	207,624	44,376	847,080	41,070
Gregory S. Zante	5,416	11,103	6,250	48,334	9,150	72,402
Peter Bluford	—	—	78,333	31,667	12,319	20,381

(1)	Based upon the market price of $6.00 per share, determined on the basis of the closing selling price per share of Common Stock on the Nasdaq National Market on the last day of the 2004 Fiscal Year, less the option exercise price payable per share.

(2)	Based upon the market price of the purchased shares on the exercise date, less the option exercise price paid for those shares.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2004 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options assumed by Sangamo in connection with its acquisition of other companies, and there are currently no assumed plans under which Sangamo can grant options.

	Column (A)		Column (B)	Column (C)
				Number of Securities
	Number of			Remaining Available for
	Securities to be			Future Issuance Under
	Issued Upon		Weighted Average	Equity Compensation Plans
	Exercise of		Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options		Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	3,526,096	(2)	$5.59	3,972,377	(3)(4)
Equity Compensation Plans Not Approved by Stockholders	0		N/A	0

Total	3,526,096		$5.59	3,972,377

(1)	Consists of the 2000 Stock Incentive Plan, the 2004 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under the Company’s 2000 Employee Stock Purchase Plan which has a stockholder-approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of Common Stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(3)	Consists of shares available for future issuance under the 2000 Employee Stock Purchase Plan and the 2004 Stock Incentive Plan. As of December 31, 2004, 987,764 shares of Common Stock were available for issuance under the Employee Stock Purchase Plan, and 2,984,613 shares of Common Stock were available for issuance under the 2004 Stock Incentive Plan. The 2,984,613 shares available for issuance under the 2004 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(4)	The number of shares of Common Stock available for issuance under the Employee Stock Purchase Plan and the 2004 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 1% and 3%, respectively, of the total number of shares of Common Stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 600,000 shares and 1,750,000 shares, respectively, of Common Stock.
Employment Contracts and Change in Control Arrangements
      In May 1997 we entered into an employment agreement with Edward O. Lanphier II, our current President and Chief Executive Officer. Under the terms of the agreement, Mr. Lanphier will receive an annual rate of base salary and have an additional cash bonus potential, each in an amount or at a rate determined annually by the Compensation Committee. In the event Mr. Lanphier terminates his employment due to a material reduction of his duties and responsibilities, a reduction in his base salary by more than 5% (except pursuant to certain pay reductions uniformly applied to Sangamo’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home, or in the event Mr. Lanphier is terminated by Sangamo without cause, he will be entitled to receive the following severance benefits: (i) twelve months base salary, (ii) a pro-rated bonus for the year in which such termination occurs, and (iii) continued health care coverage at Sangamo’s expense for a period of twelve months. Upon a change in control of Sangamo, Mr. Lanphier will be entitled to receive an immediate lump sum payment equal to (i) twelve months base salary and (ii) a pro-rated bonus for the year in which such change in control occurs, and all of Mr. Lanphier’s outstanding stock options will vest in full, and such options shall remain exercisable for all the option shares until the earlier of (i) three years following the date of the change of control or, if later, his termination date, or (ii) the expiration of the option term. However, upon the termination of Mr. Lanphier’s employment following such a change in control, he will not be entitled to any of the severance benefits described above, other than continued health care coverage at the expense of Sangamo’s successor for a period of twelve months.
      In connection with the termination of Mr. Bluford’s employment effective October 31, 2004, we entered into a Separation Agreement and Release (the “Separation Agreement”) with him, pursuant to which he is to receive the following severance benefits: salary continuation payments through the earlier of May 31, 2005 or the date he begins full time employment with another company, and continuation of health benefits for himself and his dependants at our expense for up to a one-year period. In addition, Mr. Bluford agreed to perform consulting services for the Company through January 31, 2005 and he continued to vest in his stock options through that date. In consideration for the payments received pursuant to the Separation Agreement, Mr. Bluford executed a release of all claims against Sangamo.
      Sangamo does not have any existing employment agreements with any other Named Officers.
      The Compensation Committee of the Board of Directors, as Plan Administrator of the 2004 Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of Sangamo or the subsequent termination of the officer’s employment following the change in control event.

Board Compensation Committee Report on Executive Compensation
      It is the duty of the Compensation Committee to review and determine the salaries and bonuses of the Company’s executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. For the 2004 fiscal year, a subcommittee of the Compensation Committee, consisting of Dr. Gerber and Mr. Jacoby (“Sub-Committee”) had the sole and exclusive authority to make discretionary option grants to executive officers under the Sangamo 2004 Incentive Plan.
      The Compensation Committee believes that the compensation programs for executive officers should reflect both the Company’s performance and the value created for its stockholders. In addition, the compensation programs should support the Company’s short-term and long-term strategic goals and values and should reward individual contribution to the Company’s success. Sangamo is engaged in a highly competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.
      General Compensation Policy. The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the overall performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to both the Company’s achievement of annual performance goals and individual performance and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the stockholders.
      Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for Fiscal Year 2004 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of performance, for future fiscal years.
      Base Salary. In setting base salaries for the 2004 fiscal year, the Compensation Committee reviewed published compensation survey data for our industry. The Committee also reviewed the Radford compensation survey data for comparable biotechnology companies in Northern California (the “Radford Northern California Survey”). The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the Radford Northern California Survey, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Base salary levels are adjusted each year on the basis of (i) the Compensation Committee’s evaluation of each officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The base salaries set for the executive officers for the 2005 fiscal year ranged from the 40th to the 75th percentile of the salary levels in effect for the executive officers in similar positions in the Radford Northern California Survey.
      Annual Incentive Compensation. The annual incentive compensation for each executive officer is dependent upon both the Company’s performance for the year in relation to the business plan objectives set at the start of that year and the officer’s individual performance for the year. The amount of such incentive compensation ranged from fifteen to forty-five percent of the officer’s annual base salary, depending upon actual company results and individual performance during the 2004 fiscal year. Because of the Company’s development stage and the industry in which it operates, the incentive compensation for the Company’s executive officers is not measured through traditional performance goals such as revenue, earnings or total return to stockholders. Instead, the performance goals utilized for purposes of the annual incentive compensation to be earned by the executive officers are tied to such corporate events such as attainment of product development goals, the filing of INDs, the formation of strategic collaborations and similar transactions essential to the Company’s future growth and success. For the 2004 fiscal year, the Company’s performance was measured in relation to the foregoing objectives established at the outset of the year. Based upon the Company’s success in achieving those objectives and the officer’s individual performance, bonuses were awarded to the executive officers named in the Summary Compensation Table in the indicated amounts.

      Long-term Incentives. Generally, stock option grants are made annually by the Sub-Committee to certain executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option vests in a series of installments over a four-year period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.
      The size of the option grant to each executive officer is set by the Sub-Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Sub-Committee also takes into account the amount of Common Stock currently owned by the executive officer, as well as unvested options held by the executive officer, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Sub-Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.
      CEO Compensation. In setting the total compensation payable to the Chief Executive Officer, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to the Company’s performance.
      The Compensation Committee adjusted Mr. Lanphier’s base salary for the 2005 fiscal year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Lanphier’s base salary, it is the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 2005 fiscal year, Mr. Lanphier’s base salary was set at slightly higher than the median of the base salary levels of other chief executive officers in the Radford Northern California Survey.
      In addition, the Sub-Committee awarded options to purchase 100,000 shares of the Company’s common stock in April 2004 based on his performance during the 2003 fiscal year and options to purchase 100,000 shares of the Company’s common stock based on his performance during the 2004 fiscal year.
      The remaining component of Mr. Lanphier’s compensation, however, was primarily dependent upon corporate performance. Mr. Lanphier was eligible for a cash bonus based upon the Company’s attainment of corporate goals set in the 2004 fiscal year business plan and his personal performance. The corporate performance goals governing Mr. Lanphier’s bonus were the same as those in effect for the bonus awards for the other executive officers. Mr. Lanphier was awarded a bonus of $170,000 for the 2004 fiscal year.
      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to the Company’s executive officers for the 2004 fiscal year was not in excess of $1 million for any officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

      It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Sangamo’s performance and the interests of the stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Board of Directors

Dr. Gerber
Mr. Jacoby
Mr. Larson
Board Audit Committee Report
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Sangamo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.
      The following is the report of the Audit Committee with respect to Sangamo’s audited financial statements for the fiscal year ended December 31, 2004, included in the Annual Report on Form 10-K for that year.
      The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with the management of Sangamo.
      The Audit Committee has discussed with Sangamo’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which include, among other items, matters related to the conduct of the audit of Sangamo’s financial statements.
      The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Sangamo.
      Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the
Board of Directors

Mr. Jacoby
Dr. Gerber
Mr. Wood

Stock Performance Graph
      The graph depicted below shows a comparison of cumulative total stockholder returns for Sangamo, the NASDAQ composite index, and the NASDAQ biotechnology index.
COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN*
AMONG SANGAMO BIOSCIENCES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

	Cumulative Total Return

	4/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02

SANGAMO BIOSCIENCES, INC.	100.00	184.17	258.33	130.00	71.67	97.60	49.93	62.27	61.60	39.20

NASDAQ STOCK MARKET (U.S.)	100.00	94.27	80.65	64.72	53.83	54.25	34.91	44.77	41.46	33.80

NASDAQ BIOTECHNOLOGY	100.00	115.04	122.93	107.12	94.35	116.59	86.28	86.52	62.92	58.17

	Cumulative Total Return

	9/02	12/02	3/03	6/03	9/03	12/03	3/04	6/04	9/04	12/04

SANGAMO BIOSCIENCES, INC.	13.13	20.07	19.13	18.87	26.67	36.47	41.20	39.80	32.47	40.00

NASDAQ STOCK MARKET (U.S.)	27.61	25.95	23.46	29.43	36.02	39.43	42.84	41.92	38.94	42.02

NASDAQ BIOTECHNOLOGY	53.15	48.12	50.04	57.46	61.10	67.50	69.33	66.81	65.61	70.05

*	$100 invested on 4/6/00 in stock or on 3/31/00 in index-including reinvestment of dividends. Fiscal year ending December 31.

(1)	The graph covers the period from April 6, 2000, the commencement date of Sangamo’s initial public offering of shares of its Common Stock, to December 31, 2004.

(2)	The graph assumes that $100 was invested on April 6, 2000, in Sangamo’s Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on Sangamo’s Common Stock.

(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

      Notwithstanding anything to the contrary set forth in any of Sangamo’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by Sangamo under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by Sangamo under those statutes.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Mr. Larson, a Director, is also a partner at Morgan, Lewis & Bockius LLP, Sangamo’s legal counsel.
      In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      The members of the Board of Directors, the executive officers of Sangamo and persons who hold more than 10 percent of the outstanding Common Stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16 reports which Sangamo received from such persons for their 2004 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) written representation that no other reports were required, Sangamo believes that all reporting requirements under Section 16 for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.
      The Annual Report on Form 10-K of the Company, for the fiscal year ended December 31, 2004, has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF SANGAMO BIOSCIENCES, INC.
Dated: April 28, 2005

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSBIC2

PROXY

SANGAMO BIOSCIENCES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 6, 2005

(SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

          The undersigned hereby appoints Edward O. Lanphier II and Gregory S. Zante, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2005 Annual Meeting of Stockholders of Sangamo BioSciences, Inc. to be held at 501 Canal Blvd, Suite A100, Richmond, CA 94804 on June 6, 2005 at 9:00 a.m. or at any postponement or adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

SANGAMO BIOSCIENCES, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/sgmo	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.
If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSBIC1

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	To elect seven directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation.

Nominees:	(01) Edward O. Lanphier II,	(02) William G. Gerber, M.D.,
	(03) Jon E. M. Jacoby,	(04) John W. Larson,
	(05) Margaret A. Liu, M.D.	(06) Steven J. Mento, Ph.D.
(07) Michael C. Wood.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

2.	To ratify the Appointment of Ernst & Young LLP as Independent Auditors for the fiscal year ended December 31, 2005.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ITEMS 1 AND 2 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature:	Date:	Signature:	Date: